Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AXA Equitable Holdings, Inc. of our report dated March 8, 2019 relating to the financial statements and financial statement schedules, which appear in the AXA Equitable Holdings, Inc. Annual Report on Form 10-K for the year-ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 11, 2019